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                                                                 Exhibit (h)(17)

             MUTUAL FUND SERVICE AGENT AGREEMENT FOR WRAP PROCESSING

     THIS AGREEMENT is made as of March 27, 2007 by and between PFPC TRUST COMPANY, a Delaware limited purpose trust company ("PFPC"), Aston Funds f/k/a ABN AMRO Funds, a Delaware Business Trust (the "Trust"), and PFPC Distributors, Inc. ("Distributor"), a Massachusetts corporation.

                                   BACKGROUND:

A. The Trust is registered as an investment management company under the Investment Company Act of 1940, as amended from time to time (the "1940 Act") and its respective Fund Shares ("Funds") are registered under the Securities Act of 1933, as amended from time to time, and are identified on the attached Exhibit 1. Trust has full authority and power to engage PFPC to perform the services contemplated by this Agreement.

B. Distributor serves as principal underwriter and distributor to the Trust for its Funds' shares under a separate agreement with the Trust and is a party to this agreement soley for the purposes of paying service fees.

C. PFPC provides certain support services to banks and other financial institutions ("Clients") that offer mutual fund-based asset allocation, supermarket and/or other similar products requiring administrative, recordkeeping, sub-accounting services and other services ("Wrap Program(s)") to their respective customers ("Wrap Program Participants").

D. The Trust desires to make shares of the Funds ("Shares") available in connection with the Wrap Programs offered by the Clients, and pursuant thereto retain PFPC to perform certain services described herein, and PFPC is willing to provide such services.

E. This Background section is made a part of and incorporated into the Agreement.

                                     TERMS:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. APPOINTMENT. The Trust hereby appoints PFPC as its agent to perform the services specified herein and in the attached Schedule A (the "Services") for the benefit of the Wrap Program Participants who maintain Shares through Wrap Programs, and PFPC accepts such appointment. PFPC may subcontract with the Clients to link PFPC's system with the Clients, in order for the Clients to maintain Shares positions for each Wrap Program Participant and/or perform certain services identified herein.

2. OBLIGATIONS OF THE TRUST. For each Fund, the Trust or its designee will furnish PFPC with: (a) a copy of the Fund's most recent effective registration statement, prospectus and Statement of Additional Information; (b) confirmed net asset value information as of the close of


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trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the
"Close of Trading") on each business day that the New York Stock Exchange is open for business on which the Fund determines its per share net asset value ("Business Day"); (c) information regarding dividends and capital gains distributions by the Fund; and (d) in the case of any Fund with daily dividend accruals or declarations, the daily accrual factor (mil rate). The Trust or its designee ("Trust's designee) shall provide the foregoing information to PFPC via the NSCC or other electronic means by 6:00 p.m. Eastern Time each Business Day. Shares of the Funds will be held on behalf of Wrap Program Participants through accounts established with the Fund by PFPC (the "Omnibus Accounts") at the net asset value applicable to each order.

3. COMPENSATION. The Distributor on behalf of the Trust shall pay to PFPC the service fees as set forth in the attached Schedule B. The Trust's obligation to pay under this Section 3 shall survive the termination of this Agreement and continue for so long as there are assets in the accounts described in Section 2 above that are attributable to Shares. The Trust acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement. The Trust acknowledges that if Trust pays to PFPC a service fee or fees in connection with this Agreement, PFPC may pass through all or a portion of such fee or fees to Clients. The Trust further acknowledges that in some instances, and regardless of whether it pays PFPC a service fee directly for the Services, PFPC will receive a service fee indirectly for these Services from its Clients (or their affiliates) in connection with related recordkeeping, administrative, sub-accounting services that PFPC provides for the Clients' Wrap Programs.

4. CLIENT TRANSACTIONS AND RESTRICTIONS; SHAREHOLDER INFORMATION (RULE 22C-2).

(a) Agreement to provide Information. PFPC agrees to provide the Trust, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Wrap Program Participant(s) of the account and the amount, date, and the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by PFPC during the period covered by the request.

     (i) Period Covered by Request. Requests must set forth a specific period, not to exceed six months from the date of the request, for which transaction information is sought. The Trust may request transaction information older then six months from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.

     (ii) Form and Timing of Response. PFPC agrees to transmit, via encrypted e-mail, overnight physical mail or data file, the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than seven (7) business days, after receipt of written request. If the requested information is not on PFPC's books and records, PFPC agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information via encrypted e-mail, overnight physical mail or data file; (ii) obtain assurances from the accountholder that the requested information will be provided directly to the Trust promptly; or (iii) if directed by the Trust, block further purchases of Shares from such accountholder. In such instance, PFPC agrees to inform the Trust whether it plans to perform
          (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing using the format currently known as the PR3/Client Data Share format.

     (iii) Limitations on Use of Information. The Trust agrees not to use the information received for marketing or any other similar purpose without the prior written consent of PFPC.

(b) Agreement to Restrict Trading. PFPC agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of Shares by a Wrap Program Participant that has been identified by the Trust as having engaged in transactions of the Fund's Shares (directly or indirectly through PFPC's account) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

     (i) Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Wrap Program Participant(s) or account(s) or other agreed upon information to which the instruction relates.

     (ii) Timing of Response. PFPC agrees to execute instructions as soon as reasonably practicable, but not later than seven (7) business days after receipt of the written instructions by PFPC.

     (iii) Confirmation by PFPC. PFPC must provide written confirmation to the Trust that instructions have been executed. PFPC agrees to provide confirmation as soon as reasonably practicable, but not later than ten
          (10) business days after the instructions have been executed.

(c)  Definitions. For purposes of this Section 4:

     (i) The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by PFPC in nominee name. With respect to retirement accounts or Health Savings Accounts ("HSA"), the term "Shareholder" means the plan or HSA participant notwithstanding that the plan or HSA may be deemed to be the beneficial owner of Shares.

     (ii) The term "written" includes electronic writings and facsimile transmissions.

5. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the

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public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything so designated as confidential. Information shall not be subject to such confidentiality obligations if it is: (a) in the public domain, (b) known to a party prior to the time of disclosure by the other party,
(c) lawfully and rightfully disclosed to a party by a third party on a non-confidential basis, (d) developed by a party without reference to Confidential Information, (e) provided by PFPC to an independent third party in connection with a compliance review by such independent third party, (f) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement, or (g) requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory request or law. The provisions of this Section 5 shall survive the termination of this Agreement.

6. INDEMNIFICATION. The Trust agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services pursuant to this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations. The provisions of this Section 6 shall survive the termination of this Agreement.

7. RESPONSIBILITY OF PFPC.

(a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

(b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for: (A) the validity or invalidity or authority or lack thereof of any Oral Instruction (as defined below) or Written Instruction (as defined below), notice or other instrument that conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control including, without limitation, acts of civil or military authority, national emergencies, terrorist acts, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c) Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor its affiliates shall be liable for any consequential damages.

(d) No party may assert a cause of action against PFPC or any of its affiliates under this Agreement that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit alleging such cause of action.

(e) Each party shall have a duty to take reasonable measures to mitigate damages for which the other party may become responsible.

(f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person (as defined below) or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions. "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. Written Instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device. "Authorized Person" means any officer of the Trust and any other person duly authorized by the Trust's Board of Directors or trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(g) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Trust or for any failure to discover any such error or omission.

8. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Trust or by PFPC on sixty (60) days' prior written notice to the other party.

9. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to PFPC, at PFPC Inc. as agent for PFPC Trust Company, Attn:
Wrap Processing/Corporate Actions, Mail Stop: F4-F760-1A-8, 760 Moore Road, King of Prussia, PA 19406; (b) if to the Trust, at 120 N LaSalle, 25th Floor, Chicago, IL 60602, Attention: President; (c) if to Distributor, at 760 Moore Road, King of Prussia, PA 19406, Attention Bruno DiStefano; or (d) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

10. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by both parties.

11. DELEGATION; ASSIGNMENT. PFPC may assign this Agreement to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days' prior written notice of such assignment or delegation. Notwithstanding the foregoing, the Trust understands and agrees that PFPC may assign its rights and delegate its duties under this Agreement to certain of its subsidiaries without providing prior notice to the Trust.

12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

14. MISCELLANEOUS.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h) Non-Solicitation. During the term of this Agreement and for one year thereafter, Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and Trust shall cause Trust's sponsor and Trust's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by Trust, Trust's sponsor or an affiliate of Trust if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(i) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements. As part of its AML program, PFPC performs CIP on all prospective fund clients prior to entering into service agreements with each client


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC , Inc. as agent for
PFPC TRUST COMPANY                      Aston Funds f/k/a ABN AMRO Funds


By:                                     By
    ---------------------------------      -------------------------------------
Name: Karen S. Rabb                     Name: Gerald Dillenburg
Title: Vice President                   Title: C.O.O.


PFPC DISTRIBUTORS INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


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                                    EXHIBIT 1

                                  LIST OF FUNDS

ASTON/MCDONNEL MUNICIPAL BOND FUND CLASS N
ASTON/TCH FIXED INCOME FUND CLASS N (Formerly known as ABN AMRO BOND CLASS N) ASTON/TCH INVESTMENT GRADE BOND FUND CLASS N
ASTONABN AMRO HIGH YIELD BOND FUND CLASS N
ASTON/MONTAG AND CALDWELL BALANCED FUND CLASS N
ASTON/ABN AMRO BALANCED FUND CLASS N
ASTON/OPTIMUM MID CAP FUND CLASS N
ASTON/ABN AMRO GROWTH FUND CLASS N
ASTON/MONTAG AND CALDWELL GROWTH FUND CLASS N
ASTON/VEREDUS AGGRESSIVE GROWTH FUND CLASS N
ASTON/VEREDUS SCI TECH FUND CLASS N
ASTON/TAMRO SMALL CAP FUND CLASS N
ASTON/TAMRO LARGE CAP VALUE FUND CLASS N
ASTON VALUE FUND CLASS N
ASTON/ABN AMRO REAL ESTATE FUND CLASS N
ASTON/VEREDUS SELECT GROWTH FUND CLASS N
ASTON/RIVER ROAD SMALL CAP VALUE FUND CLASS N (Closed to new investors effective January 2007)
ASTON/RIVER ROAD DYNAMIC EQUITY INCOME FUND CLASS N


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                                   SCHEDULE A
                                    SERVICES

     1. PFPC will transmit to the Trust's designee purchase, redemption and related instructions and facilitate money settlement with respect to the Omnibus Accounts, which shall be registered as "PFPC F/B/O Client Wrap Programs and their Customers" or "PFPC F/B/O Client Wrap Programs", or such other similar designations as is appropriate. Such activities shall be performed as set forth in the attached Exhibit 1 of Schedule A.

     2. PFPC will facilitate payment to Wrap Program Participants of the proceeds of redemptions, dividends and other distributions.

     3. PFPC will mail, or coordinate with a third party print mail provider to provide that third party print mail provider with such information as is reasonably necessary for it to mail, to Wrap Program Participants, among other things: (a) periodic account statements, (b) 1099R documentation, (c) proxies, prospectus supplements, annual reports of the Funds, all as are provided by the Trust.

     4. PFPC will reconcile share positions for each Wrap Program and upon request provide certification to the Trust with respect thereto. In connection therewith, the Trust's designee shall provide to PFPC daily confirmation of all trade activity and share positions for the Omnibus Account.

     5. PFPC will maintain records for each Wrap Program Participant which shall reflect shares purchased and redeemed, as well as account and share balances.

     6. PFPC will act as service agent in connection with dividend and distribution functions; shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase of Fund shares. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth herein pursuant to applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained for the periods and in the places required by Rule 31a-2 under the 1940 Act.


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                             EXHIBIT 1 OF SCHEDULE A

On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), PFPC or its agents may receive transaction instructions with respect to the Wrap Programs and/or Wrap Program Participants for the purchase or redemption of shares of the Funds ("Trade Instructions"). Trade Instructions received in good order and accepted by PFPC or its agents prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day and transmitted to the Trust's designee (i) by 11:59 p.m. Eastern Time if automated, and (ii) 6:00 p.m. Eastern Time if manual on such Business Day will be executed by the Trust's designee at the net asset value determined as of the Close of Trading on such Business Day. Any Trade Instructions received by PFPC, or its agents, on such day but after the Close of Trading will be executed by the Trust's designee at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Trade Instructions. The day on which a Trade Instruction is executed by the Trust's designee pursuant to the provisions set forth above is referred to herein as the "Effective Trade Date."

Upon the timely receipt from PFPC of the Trade Instructions described in above paragraph, the Trust's designee will execute the purchase or redemption transactions (as the case may be) with respect to each Wrap Program at the net asset value computed as at the Close of Trading on the Effective Trade Date. Such purchase and redemption transactions will settle on the Business Day next following the Effective Trade Date. Payments for net purchase and net redemption orders shall be made though the NSCC's settlement process or by wire transfer by PFPC (for net purchases) or by the Trust's designee (for net redemptions) to the account designated by the appropriate receiving party on the Business Day following the Effective Trade Date. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Trade Instructions. Trade Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the Effective Trade Date will apply.

In the event that PFPC is in receipt of Trade Instructions in good order and is unable to transmit the Trade Instructions to the Trust's designee by the above referenced deadlines, the Trust's designee will accept the trades after such deadlines and before 8:30 a.m. Eastern Time on the day following the Effective Trade Date. PFPC will furnish the Trust's designee with an estimate of the net purchase or net redemption activity no later than 8:30 a.m. Eastern Time on the day following the Effective Trade Date. Payments for purchases and redemptions shall be made by wire transfer on the day following the Effective Trade Date.

In connection with certain Trade Instructions that involve rebalancing transactions (e.g., where redemptions are being made from a fund(s) and purchases are being made into one or more of the Fund's portfolios), PFPC will provide to the Trust's designee a good faith estimate of the resulting fund purchase(s) (based on the prior day's net asset value of the relevant mutual fund(s)) to the Trust's designee by 8:30 a.m. Eastern time on the Effective Trade Date. The Trust's designee will accept such trades provided that PFPC provides to the Trust's designee Trade Instructions that reflect the actual purchase amount that resulted from the corresponding fund redemptions by 8:30 a.m. Eastern time on the day following the Effective Trade Date.

                                   SCHEDULE B
                                      FEES

     The Trust shall authorize Distributor to pay PFPC an annualized shareholder services fee of 25 basis points based on the total assets held in each Omnibus Account attributable to Shares maintained with Funds that is open during any quarterly period. These fees shall be paid to PFPC quarterly (within 30 calendar days after quarter-end) in arrears on a prorated basis of 1/4 of the annualized fee. The shareholder services fee is payable in accordance with the service fees permitted by the Distribution Plan adopted by the Trust in accordance with Rule 12b-1 of the 1940 Act.,


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